SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


         Date of Report (Date of earliest event reported) March 22, 2005


                          DATA SYSTEMS & SOFTWARE INC.
            (Exact name of Registrant as Specified in their Charter)


      Delaware                        0-19771                     22-2786081
-----------------------------   -----------------------     --------------------
(State or Other Jurisdiction    (Commission file Number)       (IRS Employer
        of Incorporation)                                   Identification No.)


                     200 Route 17, Mahwah, New Jersey 07430
               (Address of Principal Executive Offices) (Zip Code)


        Registrant's telephone number, including area code (201) 529-2026
                                                           --------------

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-2 under the Exchange Act (17 CFR 240.14a-2)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

      On March 22, 2005, the Registrant's Audit Committee and its full Board of Directors authorized the Registrant's Databit, Inc. subsidiary to enter into a loan agreement with Shlomie Morgenstern (the "Lender"), providing for Databit to request advances of up to $500,000 on or before July 31, 2005. The advances would be used to enable Databit to finance the purchase of inventory for sale to customers. The agreement contemplates an initial advance of $250,000, which was drawn down on March 22, 2005. Additional drawdowns are subject to the consent of the Lender at the time of the drawdown request. Databit's obligation to pay the principal of and interest on any and all advances is evidenced by a revolving note payable to Shlomie Morgenstern.

      Advances bear interest at a floating rate equal to the prime rate as published in The Wall Street Journal, plus 3%. Interest is payable with the repayment of the principal of the advance. Advances are due 30 days after drawdown, which due date may be extended, at the option of Databit for up to an additional 60 days. All principal of and interest on any advances must be repaid on or before the final maturity date of August 31, 2005. Databit's obligations under the note are secured by a security interest on Databit's accounts receivable and inventory and a guarantee by Data Systems & Software Inc.

      Shlomie Morgenstern is the President of Databit and is Vice President -Operations of the Registrant. Shlomie Morgenstern is the son of George Morgenstern, Chairman, President and Chief Executive Officer of the Registrant.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 28th day of March 2005.


                              DATA SYSTEMS & SOFTWARE, INC.


                              By: /s/ Yacov Kaufman
                                 ---------------------------------------------
                              Name: Yacov Kaufman
                              Title: Vice-President and Chief Financial Officer